Form 10KSB, Exhibit 13
period 2000-12-31
P B FINANCIAL SERVICES CORP
filed 2001-04-02
CIK 1086173

                      THE PB FINANCIAL SERVICES CORPORATION


                        CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 2000 AND 1999


                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

                     [Porter Keadle Moore, LLP Letterhead]

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders
The PB Financial Services Corporation
Duluth, Georgia


We have audited the accompanying consolidated balance sheet of The PB Financial Services Corporation as of December 31, 2000, and the related consolidated statements of operations, changes in shareholders' equity, comprehensive income and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for 1999 were audited by other auditors whose report dated March 16, 2000 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2000 consolidated financial statements referred to above present fairly, in all material respects, the financial position of The PB Financial Services Corporation as of December 31, 2000, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                    /s/ PORTER KEADLE MOORE, LLP


Atlanta, Georgia
February 16, 2001

                      THE PB FINANCIAL SERVICES CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                         2000                   1999
                                                                     ------------           ------------
                                     Assets
Cash and due from banks                                              $  1,878,660              4,343,721
Federal funds sold                                                      1,210,000              7,476,128
                                                                     ------------           ------------

           Cash and cash equivalents                                    3,088,660             11,819,849

Investment securities available for sale                               12,397,724              6,653,163
Other investments                                                         120,100                120,100
Loans, net                                                             72,903,262             39,763,442
Premises and equipment, net                                             3,634,545              3,819,279
Accrued interest receivable and other assets                            1,184,570                376,053
                                                                     ------------           ------------

                                                                     $ 93,328,861             62,551,886
                                                                     ============           ============

                      Liabilities and Shareholders' Equity

Deposits:
  Non-interest demand                                                $  5,842,902              5,335,482
  Interest-bearing demand                                              24,983,868             18,079,670
  Savings                                                                 347,985                144,957
  Time, $100,000 or more                                               31,781,626             21,367,001
  Other time                                                           19,869,391              9,082,782
                                                                     ------------           ------------

            Total deposits                                             82,825,772             54,009,892

Securities sold under repurchase agreements                             2,281,365              1,797,141
Note payable                                                               81,715                 72,799
Accrued interest payable and other liabilities                            523,151                186,256
                                                                     ------------           ------------

            Total liabilities                                          85,712,003             56,066,088
                                                                     ------------           ------------

Commitments

Shareholders' equity:
  Common stock, par value $5, 10,000,000 shares authorized,
    775,375 shares issued and outstanding                               3,876,875              3,876,875
  Additional paid-in capital                                            3,861,784              3,861,784
  Accumulated deficit                                                    (157,218)            (1,107,406)
  Accumulated other comprehensive income (loss)                            35,417               (145,455)
                                                                     ------------           ------------

            Total shareholders' equity                                  7,616,858              6,485,798
                                                                     ------------           ------------

                                                                     $ 93,328,861             62,551,886
                                                                     ============           ============


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                             2000                   1999
                                                                         ------------           ------------
Interest income:
  Interest and fees on loans                                             $  5,745,786              2,507,285
  Interest on federal funds sold                                              363,828                268,816
  Interest on investment securities
     U.S. Government agencies and mortgage-backed securities                  644,231                230,646
     Other                                                                      9,339                  5,950
                                                                         ------------           ------------

            Total interest income                                           6,763,184              3,012,697
                                                                         ------------           ------------

Interest expense:
  Interest-bearing demand deposits                                          1,093,229                638,961
  Savings deposits                                                              5,693                  2,711
  Time deposits                                                             2,555,011                815,167
  Other                                                                       194,099                  4,034
                                                                         ------------           ------------

            Total interest expense                                          3,848,032              1,460,873
                                                                         ------------           ------------

            Net interest income                                             2,915,152              1,551,824

Provision for loan losses                                                     341,638                318,828
                                                                         ------------           ------------

            Net interest income after provision for loan losses             2,573,514              1,232,996
                                                                         ------------           ------------

Other income:
  Service charges on deposit accounts                                         113,105                 49,116
  Loss on sale of securities                                                   (7,588)                    --
  Mortgage referral commissions                                               244,927                192,520
  Other                                                                        81,619                 70,354
                                                                         ------------           ------------

            Total other income                                                432,063                311,990
                                                                         ------------           ------------

Other expenses:
  Salaries and employee benefits                                            1,197,530              1,060,413
  Occupancy                                                                   366,341                332,365
  Other operating                                                             616,537                520,277
                                                                         ------------           ------------

            Total other expenses                                            2,180,408              1,913,055
                                                                         ------------           ------------

            Earnings (loss) before income taxes                               825,169               (368,069)

Income tax benefit                                                            125,019                     --
                                                                         ------------           ------------

            Net earnings (loss)                                          $    950,188               (368,069)
                                                                         ============           ============

Net earnings (loss) per share                                            $       1.23                   (.47)
                                                                         ============           ============


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                       Accumulated
                                           Common Stock       Additional                  Other
                                      ----------------------   Paid-In     Retained    Comprehensive
                                        Shares      Amount     Capital     Earnings    Income (Loss)    Total
                                      ----------  ----------  ----------  ----------   ------------   ----------
Balance, December 31, 1998               775,375  $3,876,875   3,861,784    (739,337)        (4,651)   6,994,671

Net loss                                      --          --          --    (368,069)            --     (368,069)

Change in net unrealized loss
  on investment securities available
  for sale                                    --          --          --          --       (140,804)    (140,804)
                                      ----------  ----------  ----------  ----------   ------------   ----------
Balance, December 31, 1999               775,375   3,876,875   3,861,784  (1,107,406)      (145,455)   6,485,798

Net earnings                                  --          --          --     950,188             --      950,188

Change in net unrealized gain (loss)
  on investment securities available
  for sale, net of tax                        --          --          --          --        180,872      180,872
                                      ----------  ----------  ----------  ----------   ------------   ----------
Balance, December 31, 2000               775,375  $3,876,875   3,861,784    (157,218)        35,417    7,616,858
                                      ==========  ==========  ==========  ==========   ============   ==========


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          2000                  1999
                                                                                       -----------           -----------
Net earnings (loss)                                                                    $   950,188              (368,069)
                                                                                       -----------           -----------

Other comprehensive income:
    Unrealized gains (losses) arising during the period,
       net of taxes of $20,826 for 2000                                                    185,880              (140,804)

     Reclassification adjustment for losses on sales of investment securities available for sale included in net earnings, net of
       taxes of $2,580 in 2000                                                              (5,008)                   --
                                                                                       -----------           -----------

Other comprehensive income (loss), net of tax                                              180,872              (140,804)
                                                                                       -----------           -----------

Comprehensive income (loss)                                                            $ 1,131,060              (508,873)
                                                                                       ===========           ===========


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999


                                                                                          2000                  1999
                                                                                       -----------           -----------
Cash flows from operating activities:
  Net earnings (loss)                                                                  $   950,188              (368,069)
  Adjustments to reconcile net earnings (loss) to net cash
     provided by operating activities:
      Depreciation, amortization and accretion                                             240,022               258,836
      Provision for loan losses                                                            341,638               318,828
      Deferred income taxes                                                               (365,781)                   --
      Loss on sale of investment securities                                                  7,588                    --
      Gain on sale of premises and equipment                                                    --                (3,235)
      Change in:
        Net deferred loan fees                                                             123,538               102,151
        Accrued interest receivable and other assets                                      (460,982)             (262,830)
        Accrued interest payable and other liabilities                                     336,895                29,698
                                                                                       -----------           -----------

            Net cash provided by operating activities                                    1,173,106                75,379
                                                                                       -----------           -----------
Cash flows from investing activities:
  Purchase of investment securities available for sale                                  (7,690,707)           (5,461,773)
  Proceeds from calls and maturities of investment securities
     available for sale                                                                  1,164,864               193,775
  Proceeds from sales of investment securities available for sale                          992,266                    --
  Change in other investments                                                                   --              (120,100)
  Net change in loans                                                                  (33,604,996)          (32,136,512)
  Purchases of premises and equipment                                                      (74,742)             (205,613)
  Proceeds from sale of premises and equipment                                                  --                13,974
                                                                                       -----------           -----------

            Net cash used by investing activities                                      (39,213,315)          (37,716,249)
                                                                                       -----------           -----------
Cash flows from financing activities:
  Net change in deposits                                                                28,815,880            41,401,488
  Net change in note payable                                                                 8,916                72,799
  Net change in securities sold under repurchase agreements                                484,224             1,797,141
                                                                                       -----------           -----------

            Net cash provided by financing activities                                   29,309,020            43,271,428
                                                                                       -----------           -----------

Net change in cash and cash equivalents                                                 (8,731,189)            5,630,558

Cash and cash equivalents at beginning of year                                          11,819,849             6,189,291
                                                                                       -----------           -----------

Cash and cash equivalents at end of year                                               $ 3,088,660            11,819,849
                                                                                       ===========           ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                                          $ 3,560,752             1,342,576
     Income taxes                                                                      $   158,000                    --

Noncash investing and financing activities:
  Change in net unrealized gain (loss) on investment
     securities available for sale, net of tax in 2000                                 $   180,872              (140,804)


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Organization

       The Peachtree Bank (the "Bank") was organized in January 1998 upon receipt of its banking charter from the Department of Banking and Finance (the "DBF"). The Bank is primarily regulated by the DBF and the Federal Deposit Insurance Corporation and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Duluth, Georgia, provides a full range of commercial and consumer banking services primarily in Fulton County, Georgia and the surrounding metropolitan Atlanta area.

       On July 15, 1999, the Bank became a subsidiary of The PB Financial Services Corporation (the "Company") as a result of a tax-free reorganization in which the shareholders of the Bank exchanged all outstanding Bank stock for stock in the Company. The accompanying consolidated financial statements reflect the reorganization similar to a pooling of interests and are presented as if the reorganization occurred at inception.

       Principles of Consolidation

       The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

       Basis of Presentation

       The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets, which are based on future taxable income.

       Cash and Cash Equivalents

       Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

       Investment Securities

       The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2000 and 1999, the Bank had classified all of its investment securities as available for sale.

       Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

       A decline in the market value of any available for sale investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

       Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

       Other Investments

       Other investments include equity securities with no readily determinable fair value. These investments are carried at cost.

                      THE PB FINANCIAL SERVICES CORPORATION

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       Loans and Allowance for Loan Losses

       Loans are stated at principal amount outstanding, net of the allowance for loan losses and deferred loan fees. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees, net of direct loan origination costs, are deferred and recognized as income over the life of the related loan on a level-yield basis.

       A loan is considered impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected. Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

       Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings when such loans are placed on nonaccrual status.

       The allowance for loan losses is established through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

       Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans.

       Management believes the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

       Premises and Equipment

       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

           Buildings and improvements                        10 - 40 years
           Furniture and equipment                            3 - 10 years

       Securities Sold Under Repurchase Agreements

       Repurchase agreements are treated as financing activities, and are carried at the amounts at which the securities will be repurchased as specified in the respective agreements.

                      THE PB FINANCIAL SERVICES CORPORATION

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       Income Taxes

       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

       In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Bank's assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

       Mortgage Referral Commissions

       The Company earns commissions from third party investors who fund residential mortgage loans for which the Company performs certain loan origination services. Accordingly, the loans are not funded or recorded by the Company and the commissions are recorded as they are earned in the accompanying consolidated statements of operations as mortgage referral commissions.

       Start-up and Organization Costs

       The Company expenses all start-up and organization costs as incurred.

       Net Earnings Per Common Share

       Basic earnings per share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. At December 31, 2000 and 1999, the inclusion of any potential common shares related to stock options would have had an antidilutive effect, and accordingly, they are not included in the computation of the Company's earnings per share. Basic earnings per share is calculated based on weighted average shares outstanding of 775,375 for the years ended December 31, 2000 and 1999.

       Reclassifications

       Reclassifications of certain amounts in the 1999 consolidated financial statements have been made to conform with the financial statement presentation for 2000. The reclassifications have no effect on net earnings or shareholders' equity as previously reported.

       Recent Accounting Pronouncements

       In 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for hedging derivatives and for derivative instruments including derivative instruments embedded in other contracts. It requires the fair value recognition of derivatives as assets or liabilities in the financial statements. The accounting for the changes in the fair value of a derivative depends on the intended use of the derivative instruments at inception. The Company was required to adopt SFAS No. 133 effective January 1, 2001. The adoption of SFAS No. 133 had no impact on the Company's financial position, results of operations or liquidity.

                      THE PB FINANCIAL SERVICES CORPORATION

(2)    INVESTMENT SECURITIES

       Investment securities available for sale at December 31, 2000 and 1999 are as follows:

                                                    December 31, 2000
                              ------------------------------------------------------------
                                                 Gross          Gross           Estimated
                               Amortized       Unrealized     Unrealized          Fair
                                 Cost            Gains          Losses           Value
                             -------------   -------------   -------------   -------------
U.S. Government agencies     $   5,474,076          40,216          19,582       5,494,710
Corporate bonds                  3,041,934          27,369              --       3,069,303
Mortgage-backed securities       3,828,051          13,084           7,424       3,833,711
                             -------------   -------------   -------------   -------------
    Total                    $  12,344,061          80,669          27,006      12,397,724
                             =============   =============   =============   =============

                                                   December 31, 1999
                              ------------------------------------------------------------
                                                  Gross          Gross         Estimated
                                Amortized      Unrealized      Unrealized        Fair
                                  Cost            Gains          Losses          Value
                             -------------   -------------   -------------   -------------
U.S. Government agencies     $   3,499,068              --          94,273       3,404,795
Mortgage-backed securities       3,299,550              --          51,182       3,248,368
                             -------------   -------------   -------------   -------------

    Total                    $   6,798,618              --         145,455       6,653,163
                             =============   =============   =============   =============

       The amortized cost and estimated fair value of investment securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                 Amortized        Estimated
                                   Cost          Fair Value
                                -----------      -----------
Due within one year             $   995,567        1,000,000
Due from one to five years        7,520,443        7,564,013
Mortgage-backed securities        3,828,051        3,833,711
                                -----------      -----------

                                $12,344,061       12,397,724
                                ===========      ===========

       Proceeds from sales of securities available for sale during 2000 were $992,266 with gross losses of $7,588 realized on those sales. There were no sales of securities available for sale in 1999.

       Securities with a carrying value of approximately $2,751,000 at December 31, 2000 were pledged to secure public deposits and for other purposes as required by law. At December 31, 1999, there were no investment securities required to be pledged to secure public funds. Investment securities with a carrying value of approximately $4,444,000 and $1,941,000 at December 31, 2000 and 1999, respectively, were allocated by the Bank for collateral under repurchase agreements.

                      THE PB FINANCIAL SERVICES CORPORATION

(3)    LOANS

       Major classifications of loans at December 31, 2000 and 1999 are summarized as follows:

                                                                                          2000                  1999
                                                                                       -----------           -----------
    Commercial                                                                         $11,111,471             5,645,589
    Real estate - commercial and residential                                            31,464,925            18,453,654
    Real estate - construction                                                          23,461,607            11,910,797
    Real estate - home equity                                                            2,527,426             1,331,965
    Consumer                                                                             5,337,686             2,956,114
                                                                                       -----------           -----------
                                                                                        73,903,115            40,298,119
    Less:  Allowance for loan losses                                                       741,629               399,991
           Net deferred loan fees                                                          258,224               134,686
                                                                                       -----------           -----------
                                                                                       $72,903,262            39,763,442
                                                                                       ===========           ===========

Changes in the allowance for loan losses were as follows:


                                                                                          2000                  1999
                                                                                       -----------           -----------
    Balance at beginning of year                                                       $   399,991                81,621
    Amounts charged off                                                                         --                  (458)
    Provision charged to operations                                                        341,638               318,828
                                                                                       -----------           -----------
    Balance at end of year                                                             $   741,629               399,991
                                                                                       ===========           ===========

(4)    PREMISES AND EQUIPMENT

       Major classifications of premises and equipment are summarized as follows:

                                                                                          2000                  1999
                                                                                       -----------           -----------
Land                                                                                   $   610,482               610,482
Buildings and improvements                                                               2,634,999             2,628,051
Furniture and equipment                                                                    939,658               871,864
Vehicles                                                                                    33,321                33,321
                                                                                       -----------           -----------
                                                                                         4,218,460             4,143,718
Less accumulated depreciation                                                              583,915               324,439
                                                                                       -----------           -----------
                                                                                       $ 3,634,545             3,819,279
                                                                                       ===========           ===========

       The Bank leases certain office facilities to third parties. During 2000 and 1999, rental income totaled $77,776 and $58,118, respectively.

       Depreciation expense was $259,476 and $256,332 for the years ended December 31, 2000 and 1999, respectively.

                      THE PB FINANCIAL SERVICES CORPORATION

(5)    DEPOSITS

       At December 31, 2000, the scheduled maturities of time deposits are as follows:

                Year Ending December 31,
                ------------------------
                         2001                                               $ 47,688,416
                         2002                                                    814,315
                         2003                                                  1,550,380
                         2004                                                    313,537
                         2005 and thereafter                                   1,284,369
                                                                            ------------
                                                                            $ 51,651,017
                                                                            ============

(6)    NOTE PAYABLE

       The Company has $100,000 available under an unsecured line of credit with another bank. At December 31, 2000 and 1999, the Company had $81,715 and $72,799 outstanding, respectively, under this line of credit. Amounts outstanding bear interest equal to the prime rate minus .50 percent per annum. Interest is payable monthly with principal due January 2, 2002.

       Additionally, the Bank has $3,900,000 available for the purchase of overnight federal funds from two correspondent financial institutions.

(7)    INCOME TAXES

       The components of the income tax benefit are as follows:

                                                                2000                   1999
                                                             -----------           -----------
Current                                                      $   240,762                    --
Deferred                                                          96,300              (179,313)
Change in valuation allowance                                   (462,081)              179,313
                                                             -----------           -----------
                                                             $  (125,019)                   --
                                                             ===========           ===========

       The differences between the income tax benefit and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                                  2000                  1999
                                                              -----------           -----------
Pre-tax income (loss) at statutory rates                      $   280,557              (125,143)
Differences:
  Nondeductible meals and entertainment                             4,111                 2,729
  State taxes, net of federal benefit                              (9,394)              (12,279)
  Other                                                            61,788                 1,371
  Change in the beginning of year valuation allowance
       for deferred tax assets                                   (462,081)              133,322
                                                              -----------           -----------
                                                              $  (125,019)                   --
                                                              ===========           ===========

                      THE PB FINANCIAL SERVICES CORPORATION

(7)    INCOME TAXES, CONTINUED

       The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2000.

                                                                                          2000                  1999
                                                                                       -----------           -----------
Deferred tax assets:
    Allowance for loan losses                                                          $   260,521               130,835
    Net operating loss carryfoward                                                              --               179,463
    Unrealized loss on investment securities available for sale                                 --                49,455
    Deferred loan fees                                                                      98,022                51,127
    Deferred organizational costs                                                           85,449               111,891
    Other                                                                                       --                 1,477
                                                                                       -----------           -----------
                Total gross deferred tax assets                                            443,992               524,248
                                                                                       -----------           -----------
Deferred tax liabilities:
    Unrealized gain on investment securities available for sale                            (18,246)                   --
    Accumulated depreciation                                                               (78,211)              (62,167)
                                                                                       -----------           -----------
                Total gross deferred tax liabilities                                       (96,457)              (62,167)
                                                                                       -----------           -----------
                Net deferred asset                                                         347,535               462,081
                                                                                       -----------           -----------
Valuation allowance                                                                             --               462,081
                                                                                       -----------           -----------
                Net deferred asset                                                     $   347,535                    --
                                                                                       ===========           ===========

       The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2000, based upon the utilization of net operating loss carryforwards and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the benefits of these deductible differences will be realized. Accordingly, the valuation allowance against the net deferred tax asset is no longer required.

(8)    RELATED PARTY TRANSACTIONS

       The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other customers. The following is a summary of activity for related party loans for 2000:

                 Beginning balance                             $ 3,346,000
                 New loans                                       2,896,000
                 Repayments                                     (2,534,000)
                                                               -----------
                 Ending balance                                $ 3,708,000
                                                               ===========

       At December 31, 2000, the Bank had deposit relationships with related parties of approximately $3,113,000.

       During 1999, the Bank executed a lease agreement with one of its directors for office space located in the Bank's building. The lease expires December 31, 2001, and requires monthly lease payments of $1,069 per month plus certain executory costs.

                      THE PB FINANCIAL SERVICES CORPORATION

(9)    COMMITMENTS

       The Bank leases various office space for banking and operational facilities under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2000 are as follows:

                 Year Ending December 31,                  Amount
                 ------------------------                 --------
                         2001                             $ 22,344
                         2002                                7,448
                                                          --------
                         Total minimum obligation         $ 29,792
                                                          ========

       The total rent expense was approximately $3,700 for 2000. The Company did not lease facilities during 1999.

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

       The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       In most cases, the Bank does require collateral or other security to support financial instruments with credit risk.

                                                                                               Contractual Amount
                                                                                           ---------------------------
                                                                                               2000            1999
                                                                                           ------------     ----------
                Financial instruments whose contract amounts represent credit risk
                     Commitments to extend credit                                          $ 26,970,000     14,080,000
                     Standby letters of credit                                             $  2,412,000             --

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management's credit evaluation. Collateral held varies but may include unimproved and improved real estate, certificates of deposit, or personal property.

       Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank's delineated trade area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

                      THE PB FINANCIAL SERVICES CORPORATION

(10)   BENEFIT PLANS

       The Bank has a 401(k) plan for the benefit of employees with eligibility subject to certain minimum age and service requirements. Under this plan, employees may contribute from two to fifteen percent of their salaries, up to the legal contribution limit. At its discretion, the Bank may match a portion of participants' contributions. The Bank may also make an annual discretionary profit sharing contribution to the plan. The Bank did not make any contributions to the plan in 2000 or 1999. No investments in Bank stock have been made by the plan.

       The Company has an employee stock option plan and a director stock option plan. The plans were adopted for the benefit of directors and key officers and employees in order that they may purchase Company stock at a price equal to the fair market value on the date of grant. A total of 100,000 shares were reserved for possible issuance under the employee stock option plan. A total of 157,612 shares were reserved for possible issuance under the director stock option plan. The options vest over periods of time as specified in the option agreements and expire after ten years.

       No compensation expense has been recognized related to these plans. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings (loss) and net earnings (loss) per share would have been reduced to the proforma amounts indicated below.

                                                                    2000        1999
                                                                  --------    --------
       Net earnings (loss)                  As reported           $950,188    (368,069)
                                            Proforma              $813,797    (699,175)

       Net earnings (loss) per share        As reported           $   1.23       (0.47)
                                            Proforma              $   1.05       (0.90)

       The weighted average grant-date fair value of options granted in 2000 was $3.79. The fair value of each option is estimated on the date of grant using the minimum value options-pricing model with the following weighted average assumptions used for grants in 2000: dividend yield of 0%, risk free interest rate of 5% and an expected life of ten years. There were no options granted during 1999. The options have a weighted average remaining contractual life of approximately eight years.

       A summary of activity in these stock option plans is presented below:

                                                               2000                             1999
                                                     --------------------------       --------------------------
                                                                    Weighted                        Weighted
                                                     Option       Average Option      Option     Averaged Option
                                                     Shares      Price Per Share      Shares     Price Per Share
                                                     -------     ---------------      -------    ---------------
        Outstanding, beginning of year               196,079        $ 10.00           196,079       $ 10.00
        Granted during the year                       20,000        $ 10.00                --
        Cancelled during the year                     (3,500)       $ 10.00                --
                                                     -------                          -------

        Outstanding, end of year                     212,579        $ 10.00           196,079       $ 10.00
                                                     =======                          =======

        Number of shares exercisable                 134,752        $ 10.00            80,226       $ 10.00
                                                     =======                          =======

                      THE PB FINANCIAL SERVICES CORPORATION

(11)   REGULATORY MATTERS

       Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions for the Bank are based on the level of regulatory classified assets, prior year's earnings, and the ratio of equity capital to total assets. At December 31, 2000 and 1999, total stockholders' equity of the Bank was $7,673,573 and $6,558,597, respectively, and was not available for dividends.

       The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk- weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 2000 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

       Only the Bank's capital amounts and ratios are presented in the following table as the consolidated ratios are not materially different than the Bank's ratios:

                                                                                         To Be Well
                                                                                      Capitalized Under
                                                               For Capital            Prompt Corrective
                                         Actual             Adequacy Purposes         Action Provisions
                                 --------------------      --------------------     --------------------
                                  Amount       Ratio        Amount       Ratio       Amount       Ratio
                                 --------     -------      --------     -------     --------     -------
                                                          (dollars in thousands)
AS OF DECEMBER 31, 2000:
  Total Capital
    (to Risk-Weighted Assets)    $  8,380        10.1%       6,667         8.0       8,334        10.0%
  Tier 1 Capital
    (to Risk-Weighted Assets)    $  7,638         9.2%       3,333         4.0       5,000         6.0%
  Tier 1 Capital
    (to Average Assets)          $  7,638         9.7%       3,137         4.0       3,921         5.0%
AS OF DECEMBER 31, 1999
  Total Capital
    (to Risk-Weighted Assets)    $  6,959        11.5%       4,822         8.0       6,028        10.0%
  Tier 1 Capital
    (to Risk-Weighted Assets)    $  6,559        10.9%       2,411         4.0       3,617         6.0%
  Tier 1 Capital
    (to Average Assets)          $  6,559        16.4%       1,203         4.0       2,006         5.0%

                      THE PB FINANCIAL SERVICES CORPORATION

(12)   OTHER OPERATING EXPENSE

       Other operating expense for the years ended December 31, 2000 and 1999 included the following items that exceeded one percent of total revenues:

                                                             2000              1999
                                                            --------          ------
             Advertising                                    $ 29,980          35,166
             Supplies                                       $ 40,550          38,144
             Telephone                                      $ 36,717          33,558
             Data processing                                $ 96,386          70,430

(13)   FAIR VALUE OF FINANCIAL INSTRUMENTS

       The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in value of financial instruments held by the Company since purchase, origination, or issuance.

       Cash and Cash Equivalents

       For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

       Investment Securities

       Fair values for investment securities are based on quoted market prices.

       Other Investments

       The carrying amount of other investments approximates fair value.

       Loans

       The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

       Deposits

       The fair value of demand deposits, interest-bearing demand deposits, and savings is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

       Securities Sold Under Repurchase Agreements

       The carrying value of securities sold under repurchase agreements approximates fair value.

       Note Payable

       The carrying amount of the note payable approximates fair value.

       Commitments to Extend Credit and Standby Letters of Credit

       Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

                      THE PB FINANCIAL SERVICES CORPORATION

(13)   FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

       Limitations

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

       The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2000 and 1999 are as follows:

                                                                2000                          1999
                                                     ---------------------------    -------------------------
                                                       Carrying      Estimated       Carrying      Estimated
                                                        Amount       Fair Value       Amount       Fair Value
                                                     -----------     ----------     ----------     ----------
Assets:
    Cash and cash equivalents                        $ 3,088,660      3,088,660     11,819,849     11,819,849
    Investment securities available for sale         $12,397,724     12,397,724      6,653,163      6,653,163
    Other investments                                $   120,100        120,100        120,100        120,100
    Loans                                            $72,903,262     72,327,142     39,763,442     39,301,259

Liabilities:
    Deposits                                         $82,825,772     83,000,257     54,009,892     54,110,498
    Securities sold under agreement to repurchase    $ 2,281,365      2,281,365      1,797,141      1,797,141
    Note payable                                     $    81,715         81,715         72,799         72,799

Unrecognized financial instruments:
    Commitments to extend credit                     $26,970,000     26,970,000     14,080,000     14,080,000
    Standby letters of credit                        $ 2,412,000      2,412,000             --             --

                      THE PB FINANCIAL SERVICES CORPORATION

(14) THE PB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION

                                 BALANCE SHEETS

                           DECEMBER 31, 2000 AND 1999

                                                                                          2000                  1999
                                                                                       -----------           -----------
                                     Assets

Investment in bank subsidiary                                                          $ 7,673,573             6,558,597
Other assets                                                                                25,000                    --
                                                                                       -----------           -----------
                                                                                       $ 7,698,573             6,558,597
                                                                                       ===========           ===========

                      Liabilities and Shareholders' Equity
Note payable                                                                           $    81,715                72,799
Shareholders' equity                                                                     7,616,858             6,485,798
                                                                                       -----------           -----------
                                                                                       $ 7,698,573             6,558,597
                                                                                       ===========           ===========

                             STATEMENTS OF EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                          2000                  1999
                                                                                       -----------           -----------
Organization costs                                                                     $        --               (72,799)
Interest expense                                                                            (6,916)                   --
Other operating expenses                                                                    (2,000)                   --
                                                                                       -----------           -----------
Loss before income tax benefit and equity in
     undistributed earnings (loss) of Bank                                                  (8,916)              (72,799)
Income tax benefit                                                                          25,000                    --
                                                                                       -----------           -----------
Earnings (loss) before equity in undistributed
     earnings (loss) of Bank                                                                16,084               (72,799)
Equity in undistributed earnings (loss) of Bank                                            934,104              (295,270)
                                                                                       -----------           -----------
Net earnings                                                                           $   950,188              (368,069)
                                                                                       ===========           ===========

                      THE PB FINANCIAL SERVICES CORPORATION

(14) THE PB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                                          2000                  1999
                                                                                       -----------           -----------
Cash flows from operating activities:
  Net earnings (loss)                                                                  $   950,188              (368,069)
  Adjustments to reconcile net earnings (loss) to net cash used by operating activities:
        Equity in undistributed earnings of Bank                                          (934,104)              295,270
        Deferred income taxes                                                              (25,000)                   --
                                                                                       -----------           -----------
             Net cash used by operating activities                                          (8,916)              (72,799)
                                                                                       -----------           -----------
Cash flows from financing activities, consisting of an
     increase in note payable                                                                8,916                72,799
                                                                                       -----------           -----------
             Net change in cash                                                                 --                    --
Cash at beginning of year                                                                       --                    --
                                                                                       -----------           -----------
Cash at end of year                                                                    $        --                    --
                                                                                       ===========           ===========