Form 10KSB, Exhibit 13
period 2001-12-31
P B FINANCIAL SERVICES CORP
filed 2002-03-29
CIK 1086173

                                                                    EXHIBIT 13.1



                      THE PB FINANCIAL SERVICES CORPORATION


                        CONSOLIDATED FINANCIAL STATEMENTS


                           DECEMBER 31, 2001 AND 2000


                 (WITH INDEPENDENT ACCOUNTANTS' REPORT THEREON)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Board of Directors and Shareholders
The PB Financial Services Corporation
Duluth, Georgia


We have audited the accompanying consolidated balance sheets of The PB Financial Services Corporation as of December 31, 2001 and 2000, and the related consolidated statements of earnings, changes in shareholders' equity, comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The PB Financial Services Corporation as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.



Atlanta, Georgia
February 21, 2002

                      THE PB FINANCIAL SERVICES CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                       2001                2000
                                                                   ------------        -----------
                                     Assets
Cash and due from banks                                            $  4,622,756          1,878,660
Interest-bearing deposits with banks                                    114,000                 --
Federal funds sold                                                    6,892,000          1,210,000
                                                                   ------------        -----------

           Cash and cash equivalents                                 11,628,756          3,088,660

Investment securities available for sale                             12,174,910         12,397,724
Other investments                                                       185,000            120,100
Loans, net                                                           96,658,337         72,903,262
Premises and equipment, net                                           4,076,973          3,634,545
Accrued interest receivable and other assets                          2,607,153          1,184,570
                                                                   ------------        -----------

                                                                   $127,331,129         93,328,861
                                                                   ============        ===========
                      Liabilities and Shareholders' Equity
Deposits:
  Non-interest demand                                              $ 10,887,833          5,842,902
  Interest-bearing demand                                            30,609,208         24,983,868
  Savings                                                               434,009            347,985
  Time, $100,000 or more                                             41,267,419         31,781,626
  Other time                                                         26,133,943         19,869,391
                                                                   ------------        -----------

            Total deposits                                          109,332,412         82,825,772

Securities sold under repurchase agreements                           3,366,143          2,281,365
Note payable and other borrowings                                     3,980,000             81,715
Accrued interest payable and other liabilities                          570,697            523,151
                                                                   ------------        -----------

            Total liabilities                                       117,249,252         85,712,003
                                                                   ------------        -----------

Commitments

Shareholders' equity:
  Common stock, $5 par value, 10,000,000 shares authorized,
    915,244 and 775,375 shares issued and outstanding                 4,576,220          3,876,875
  Additional paid-in capital                                          5,066,056          3,861,784
  Retained earnings (accumulated deficit)                               319,041           (157,218)
  Accumulated other comprehensive income                                120,560             35,417
                                                                   ------------        -----------

            Total shareholders' equity                               10,081,877          7,616,858
                                                                   ------------        -----------

                                                                   $127,331,129         93,328,861
                                                                   ============        ===========


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

                       CONSOLIDATED STATEMENTS OF EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                                           2001                 2000
                                                                       ------------         -----------
Interest income:
  Interest and fees on loans                                           $  7,165,882           5,745,786
  Interest on federal funds sold                                            141,193             363,828
  Interest on investment securities
     U.S. Government agencies and mortgage-backed securities                789,427             644,231
     Other                                                                    9,007               9,339
                                                                       ------------         -----------

            Total interest income                                         8,105,509           6,763,184
                                                                       ------------         -----------

Interest expense:
  Interest-bearing demand deposits                                          821,637           1,093,229
  Savings deposits                                                            5,425               5,693
  Time deposits                                                           3,344,849           2,555,011
  Other                                                                     153,375             194,099
                                                                       ------------         -----------

            Total interest expense                                        4,325,286           3,848,032
                                                                       ------------         -----------

            Net interest income                                           3,780,223           2,915,152

Provision for loan losses                                                   240,010             341,638
                                                                       ------------         -----------

            Net interest income after provision for loan losses           3,540,213           2,573,514
                                                                       ------------         -----------

Other income:
  Service charges on deposit accounts                                       212,621             113,105
  Gain (loss) on sale of securities                                          47,500              (7,588)
  Mortgage referral commissions                                             600,971             244,927
  Other                                                                     122,588              81,619
                                                                       ------------         -----------

            Total other income                                              983,680             432,063
                                                                       ------------         -----------

Other expenses:
  Salaries and employee benefits                                          2,186,245           1,197,530
  Occupancy                                                                 438,049             366,341
  Other operating                                                         1,139,095             616,537
                                                                       ------------         -----------

            Total other expenses                                          3,763,389           2,180,408
                                                                       ------------         -----------

            Earnings before income taxes                                    760,504             825,169

Income tax expense (benefit)                                                284,245            (125,019)
                                                                       ------------         -----------

            Net earnings                                               $    476,259             950,188
                                                                       ============         ===========

Basic earnings per share                                               $       0.59                1.23
                                                                       ============         ===========


Diluted earnings per share                                             $       0.57                1.23
                                                                       ============         ===========


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                    Accumulated
                                               Common  Stock           Additional                      Other
                                          -----------------------       Paid-In        Retained     Comprehensive
                                           Shares        Amount         Capital        Earnings      Income(Loss)        Total
                                          -------      ----------      ----------     ----------   --------------     ----------
Balance, December 31, 1999                775,375      $3,876,875      3,861,784      (1,107,406)      (145,455)       6,485,798

Net earnings                                   --              --             --         950,188             --          950,188

Change in net unrealized gain (loss)
  on investment securities available
  for sale, net of tax                         --              --             --              --        180,872          180,872
                                          -------      ----------      ---------      ----------       --------       ----------

Balance, December 31, 2000                775,375       3,876,875      3,861,784        (157,218)        35,417        7,616,858

Net earnings                                   --              --             --         476,259             --          476,259

Issuance of common stock                  139,869         699,345      1,204,272              --             --        1,903,617

Change in net unrealized gain on
  investment securities available
  for sale, net of tax                         --              --             --              --         85,143           85,143
                                          -------      ----------      ---------      ----------       --------       ----------

Balance, December 31, 2001                915,244      $4,576,220      5,066,056         319,041        120,560       10,081,877
                                          =======      ==========      =========      ==========       ========       ==========


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                     2001               2000
                                                                                  ----------         ----------
Net earnings                                                                      $  476,259            950,188
                                                                                  ----------         ----------

Other comprehensive income:
     Unrealized gains arising during the period, net of taxes
       of $60,010 and $90,597, respectively                                          116,493            175,864

     Reclassification adjustment for (gains) losses on sales of investment securities available for sale included in net earnings, net of
       taxes of $16,150 and $2,580, respectively                                     (31,350)             5,008
                                                                                  ----------         ----------

Other comprehensive income, net of tax                                                85,143            180,872
                                                                                  ----------         ----------

Comprehensive income                                                              $  561,402          1,131,060
                                                                                  ==========         ==========


See accompanying notes to consolidated financial statements.

                      THE PB FINANCIAL SERVICES CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                             2001                2000
                                                                         ------------         -----------
Cash flows from operating activities:
  Net earnings                                                           $    476,259             950,188
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
      Depreciation, amortization and accretion                                279,594             240,022
      Provision for loan losses                                               240,010             341,638
      Deferred income taxes                                                   (86,101)           (365,781)
      (Gain) loss on sale of investment securities                            (47,500)              7,588
      Change in:
        Net deferred loan fees                                                119,661             123,538
        Cash surrender value life insurance                                   (30,576)                 --
        Accrued interest receivable and other assets                          (72,766)           (460,982)
        Accrued interest payable and other liabilities                         47,546             336,895
                                                                         ------------         -----------
            Net cash provided by operating activities                         926,127           1,173,106
                                                                         ------------         -----------
Cash flows from investing activities:
  Purchase of investment securities available for sale                     (7,512,799)         (7,690,707)
  Proceeds from calls and maturities of investment securities
     available for sale                                                     6,374,727           1,164,864
  Proceeds from sales of investment securities available for sale           1,547,500             992,266
  Purchase of other investments                                               (64,900)                 --
  Purchase of cash value life insurance                                    (1,277,000)                 --
  Net change in loans                                                     (24,114,746)        (33,604,996)
  Purchases of premises and equipment                                        (732,133)            (74,742)
                                                                         ------------         -----------

            Net cash used by investing activities                         (25,779,351)        (39,213,315)
                                                                         ------------         -----------
Cash flows from financing activities:
  Net change in deposits                                                   26,506,640          28,815,880
  Net change in note payable                                                  198,285               8,916
  Net change in securities sold under repurchase agreements                 1,084,778             484,224
  Proceeds from Federal Home Loan Bank borrowings                           3,700,000                  --
  Proceeds from issuance of common stock                                    1,903,617                  --
                                                                         ------------         -----------

            Net cash provided by financing activities                      33,393,320          29,309,020
                                                                         ------------         -----------
Net change in cash and cash equivalents                                     8,540,096          (8,731,189)
Cash and cash equivalents at beginning of year                              3,088,660          11,819,849
                                                                         ------------         -----------

Cash and cash equivalents at end of year                                 $ 11,628,756           3,088,660
                                                                         ============         ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest                                                            $  4,369,278           3,560,752
     Income taxes                                                        $    415,500             158,000
Noncash investing and financing activities:
  Change in net unrealized gain on investment
     securities available for sale, net of tax                           $     85,143             180,872


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

       Basis of Presentation

       The accounting principles followed by the Company and the Bank, and the methods of applying these principles, conform with generally accepted accounting principles ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses.

       Cash and Cash Equivalents

       Cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with banks and federal funds sold.

       Investment Securities

       The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2001 and 2000, the Bank classified all of its investment securities as available for sale.

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

       Premises and Equipment

       Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to expense as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

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

                      THE PB FINANCIAL SERVICES CORPORATION

(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

       Income Taxes

       Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits is required to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

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

       Mortgage Referral Commissions

       The Company earns commissions from third party investors who fund residential mortgage loans for which the Company performs certain loan origination services. Accordingly, the loans are not funded or recorded by the Company and the commissions are recorded as they are earned (i.e., when the loan closes) in the accompanying consolidated statements of earnings as mortgage referral commissions.

       Net Earnings Per Share

       Basic earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential shares outstanding during the period are included in diluted earnings per share. The average market price during the year is used to compute equivalent shares.

       For the years ended December 31, 2001 and 2000, basic earnings per share is based on the weighted average number of common shares outstanding of 809,580 and 775,375, respectively. Diluted earnings per share for the year ended December 31, 2001 is based on the weighted average number of common shares and potential common shares outstanding of 842,673. For the year ended December 31, 2000, the inclusion of any potential common shares related to stock options would have had an antidilutive effect and accordingly, were not included in the calculation of the Company's earnings per share.

       Recent Accounting Pronouncements

       On July 20, 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and requires all business combinations completed after its adoption to be accounted for under the purchase method of accounting and establishes specific criteria for the recognition of intangible assets separately from goodwill. SFAS No. 142 will be effective for the Company on January 1, 2002 and addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. Upon adoption of SFAS No. 142, goodwill and some intangible assets will no longer be amortized and will be tested for impairment at least annually. The adoption of SFAS No. 142 will have no impact on the Company's financial position, results of operations or liquidity.

                      THE PB FINANCIAL SERVICES CORPORATION

(2)    INVESTMENT SECURITIES

       Investment securities available for sale at December 31, 2001 and 2000 are as follows:

                                                       December 31, 2001
                                          -------------------------------------------

                                                              Gross           Gross        Estimated
                                           Amortized        Unrealized     Unrealized         Fair
                                             Cost             Gains          Losses           Value
                                          -----------       ----------     ----------      ----------
        U.S. Government agencies          $ 2,992,034         44,656         40,184         2,996,506
        Municipal securities                3,296,535          1,762         78,230         3,220,067
        Corporate bonds                     2,028,511        132,888             --         2,161,399
        Mortgage-backed securities          3,675,164        121,774             --         3,796,938
                                          -----------        -------        -------        ----------

            Total                         $11,992,244        301,080        118,414        12,174,910
                                          ===========        =======        =======        ==========



                                                       December 31, 2000
                                          -------------------------------------------

                                                              Gross           Gross        Estimated
                                           Amortized        Unrealized     Unrealized         Fair
                                             Cost             Gains          Losses           Value
                                          -----------       ----------     ----------      ----------
        U.S. Government agencies          $ 5,474,076         40,216         19,582         5,494,710
        Corporate bonds                     3,041,934         27,369             --         3,069,303
        Mortgage-backed securities          3,828,051         13,084          7,424         3,833,711
                                          -----------        -------        -------        ----------

            Total                         $12,344,061         80,669         27,006        12,397,724
                                          ===========        =======        =======        ==========

       The amortized cost and estimated fair value of investment securities available for sale at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                           Amortized          Estimated
                                             Cost            Fair Value
                                          -----------        ----------
        Due from one to five years        $ 6,177,650         6,284,141
        Due from five to ten years          1,862,221         1,821,594
        Due after ten years                   277,209           272,237
        Mortgage-backed securities          3,675,164         3,796,938
                                          -----------        ----------

                                          $11,992,244        12,174,910
                                          ===========        ==========

       For the years ended December 31, 2001 and 2000, the Company sold investment securities available for sale for $1,547,500 and $992,266, respectively, with the following gross gains and losses recognized:

                                 2001             2000
                               --------         --------
        Gross gains            $ 50,000               --
        Gross losses             (2,500)          (7,588)
                               --------         --------

                               $ 47,500           (7,588)
                               ========         ========

       At December 31, 2001 and 2000 securities with a carrying value of approximately $4,355,000 and $2,751,000, respectively, were pledged to secure public deposits and for other purposes as required by law. Investment securities with a carrying value of approximately $4,858,000 and $4,444,000 at December 31, 2001 and 2000, respectively, were allocated by the Bank for collateral under repurchase agreements.

                      THE PB FINANCIAL SERVICES CORPORATION

(3)    LOANS

       Major classifications of loans at December 31, 2001 and 2000 are summarized as follows:

                                                           2001                2000
                                                        -----------        ----------
        Commercial                                      $15,774,748        11,111,471
        Real estate - commercial and residential         48,814,217        31,464,925
        Real estate - construction                       24,707,770        23,461,607
        Real estate - home equity                         3,035,413         2,527,426
        Consumer                                          5,685,713         5,337,686
                                                        -----------        ----------

                                                         98,017,861        73,903,115
        Less:  Allowance for loan losses                    981,639           741,629
               Net deferred loan fees                       377,885           258,224
                                                        -----------        ----------

                                                        $96,658,337        72,903,262
                                                        ===========        ==========

       The Bank grants loans and extensions of credit to individuals and a variety of firms and corporations located primarily in Fulton County, Georgia. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market.

       Changes in the allowance for loan losses were as follows:

                                                 2001            2000
                                               --------        --------
        Balance at beginning of year           $741,629         399,991
        Amounts charged off                          --              --
        Provision charged to operations         240,010         341,638
                                               --------        --------

        Balance at end of year                 $981,639         741,629
                                               ========        ========

(4)    PREMISES AND EQUIPMENT

       Major classifications of premises and equipment are summarized as follows:

                                                2001                2000
                                             -----------        ----------
        Land                                 $   610,482           610,482
        Buildings and improvements             2,653,506         2,634,999
        Furniture and equipment                1,411,862           939,658
        Leasehold improvements                   241,746                --
        Vehicles                                      --            33,321
                                             -----------        ----------

                                               4,917,596         4,218,460

        Less accumulated depreciation            840,623           583,915
                                             -----------        ----------

                                             $ 4,076,973         3,634,545
                                             ===========        ==========

       The Bank leases certain office facilities to third parties. During both 2001 and 2000, this rental income totaled approximately $78,000.

       Depreciation expense was $289,705 and $259,476 for the years ended December 31, 2001 and 2000, respectively.

                      THE PB FINANCIAL SERVICES CORPORATION

(5)    DEPOSITS

       At December 31, 2001, the scheduled maturities of time deposits are as follows:


                Year Ending December 31,
                ------------------------
                         2002                               $ 59,080,924
                         2003                                  6,070,849
                         2004                                    629,180
                         2005                                  1,346,257
                         2006 and thereafter                     274,152
                                                            ------------

                                                            $ 67,401,362
                                                            ============

(6)    NOTE PAYABLE AND OTHER BORROWINGS

       The Company has $100,000 available under an unsecured line of credit with another bank. Interest is payable monthly at the prime rate less 50 basis points. The line of credit matures in January 2002. The Company had no borrowings outstanding under this line of credit at December 31, 2001. At December 31, 2000, the Company had $81,715 outstanding under this line of credit.

       During 2001, the Company obtained a $1,700,000 line of credit with another financial institution. The debt is unsecured, with a negative pledge on the stock of the Bank, and calls for interest to be paid quarterly at the prime rate less 110 basis points. The line of credit matures in May 2003. The loan agreement contains covenants relating to the level of the allowance for loan losses, regulatory capital adequacy and return on average assets. At December 31, 2001, the Company was in compliance with all loan covenants. The Company had $280,000 outstanding under this line of credit at December 31, 2001.

       During 2001 the Bank entered into a credit facility with the Federal Home Loan Bank ("FHLB") of Atlanta, whereby the FHLB provides credit to the Bank under varying terms. Amounts advanced by the FHLB are collateralized by a blanket lien on all 1-4 family first mortgage loans and selected commercial loans. The total amount available under the facility is approximately $9,562,000. At December 31, 2001, the Bank had one advance outstanding in the amount of $3,700,000, which matures in December, 2002, and calls for interest to be paid monthly at a fixed rate of 2.45%.

       Additionally, the Bank has $4,000,000 available for the purchase of overnight federal funds from three correspondent financial institutions.

(7)    INCOME TAXES

       The components of the income tax expense (benefit) are as follows:

                                               2001               2000
                                             ---------         ---------
        Current                              $ 370,346           240,762
        Deferred                               (86,101)           96,300
        Change in valuation allowance               --          (462,081)
                                             ---------         ---------

                                             $ 284,245          (125,019)
                                             =========         =========

                      THE PB FINANCIAL SERVICES CORPORATION

(7)    INCOME TAXES, CONTINUED

       The differences between the income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

                                                                        2001              2000
                                                                     ---------         ---------
        Pre-tax income at statutory rates                            $ 258,571           280,557
        Differences:
          Nondeductible meals and entertainment                          8,167             4,111
          State taxes, net of federal benefit                          (12,526)           (9,394)
          Tax exempt interest                                          (22,724)               --
          Increase in cash surrender value of life insurance           (10,396)               --
          Other                                                         63,153            61,788
          Change in the beginning of year valuation allowance
               for deferred tax assets                                      --          (462,081)
                                                                     ---------         ---------

                                                                     $ 284,245          (125,019)
                                                                     =========         =========

       The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities. The net deferred tax asset is included as a component of other assets at December 31, 2001 and 2000.

                                                                                 2001               2000
                                                                               ---------         ---------
        Deferred tax assets:
            Allowance for loan losses                                          $ 351,628           260,521
            Deferred loan fees                                                   143,445            98,022
            Deferred organizational costs                                         56,243            85,449
            Other                                                                 12,691                --
                                                                               ---------         ---------

                        Total gross deferred tax assets                          564,007           443,992
                                                                               ---------         ---------

        Deferred tax liabilities:
            Unrealized gain on investment securities available for sale          (62,107)          (18,246)
            Accumulated depreciation                                            (112,125)          (78,211)
                                                                               ---------         ---------

                        Total gross deferred tax liabilities                    (174,232)          (96,457)
                                                                               ---------         ---------

                        Net deferred asset                                     $ 389,775           347,535
                                                                               =========         =========

 (8)   RELATED PARTY TRANSACTIONS

       The Bank conducts transactions with directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers be made on substantially the same terms as those prevailing at the time made for comparable loans to other customers. The following is a summary of activity for related party loans for 2001:

                 Beginning balance             $ 3,708,000
                 New loans                       6,447,000
                 Repayments                     (6,681,000)
                                               -----------

                 Ending balance                $ 3,474,000
                                               ===========

                      THE PB FINANCIAL SERVICES CORPORATION

(8)    RELATED PARTY TRANSACTIONS, CONTINUED

       At December 31, 2001 and 2000, the Bank had deposit relationships with related parties of approximately $3,142,000 and $3,113,000, respectively.

       During 1999, the Bank executed a lease agreement with one of its directors for office space located in the Bank's building. Although the lease expired December 31, 2001, the Bank continues to lease the space on a month-to-month basis and requires monthly lease payments of $1,069 per month plus certain executory costs.

(9)    COMMITMENTS

       The Bank leases various banking facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2001 are as follows:

               Year Ending December 31,                                Amount
               ------------------------                                ------
                         2002                                        $  63,045
                         2003                                           56,743
                         2004                                           54,647
                         2005                                           52,596
                         2006                                           54,174
                         Thereafter                                    276,083
                                                                     ---------

                         Total minimum obligation                    $ 557,288
                                                                     =========

       The total rent expense was approximately $52,000 and $3,700 for 2001 and 2000, respectively.

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

       In most cases, the Bank does require collateral or other security to support financial instruments with credit risk.

                                                                                         Contractual Amount
                                                                                        --------------------
                                                                                        2001            2000
                                                                                        ----            ----
          Financial instruments whose contract amounts represent credit risk:
               Commitments to extend credit                                         $40,704,000      26,970,000
               Standby letters of credit                                            $ 5,639,000       2,412,000

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

                      THE PB FINANCIAL SERVICES CORPORATION

(9)    COMMITMENTS, CONTINUED

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

 (10)  BENEFIT PLANS

       The Bank has a 401(k) plan for the benefit of employees with eligibility subject to certain minimum age and service requirements. Under this plan, employees may contribute from two to fifteen percent of their salaries, up to the legal contribution limit. At its discretion, the Bank may match a portion of participants' contributions. The Bank may also make an annual discretionary profit sharing contribution to the plan. The Bank contributed approximately $14,600 to the plan in 2001 and did not make any contributions to the plan in 2000.

       During 2001, the Company adopted a post-retirement benefit plan to provide retirement benefits to certain of the Company's executive officers and its board of directors and to provide death benefits for the designated beneficiaries. Under this plan, single-premium, split-dollar, whole-life insurance contracts were purchased on the lives of certain executive officers and members of the board of directors. The increase in the cash surrender value of the contracts, less the Bank's cost of funds, constitutes the Company's contribution to the plan each year. In the event the insurance contracts fail to produce positive returns, the Company has no obligation to contribute to the plan. At December 31, 2001, the cash surrender value of the insurance contracts was $1,307,576, and is included in the consolidated balance sheet as a component of other assets. For the year ended December 31, 2001, the Company recorded income, representing the increase in the cash surrender value of the contracts, of approximately $31,000 and incurred expenses of approximately $8,600.

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

       No compensation expense has been recognized related to these plans. Had compensation cost been determined based upon the fair value of the options at the grant dates, the Company's net earnings and net earnings per share would have been reduced to the proforma amounts indicated below.

                                                                       2001          2000
                                                                       ----          ----
       Net earnings                            As reported           $476,259       950,188
                                               Proforma              $329,344       813,279

       Basic earnings per share                As reported           $   0.59          1.23
                                               Proforma              $   0.41          1.05

       Diluted earnings per share              As reported           $   0.57          1.23
                                               Proforma              $   0.39          1.05

       The weighted average grant-date fair value of options granted in 2001 and 2000 was $6.96 and $3.79, respectively. The fair value of each option is estimated on the date of grant using the Minimum Value options-pricing model with the following weighted average assumptions used for grants in 2001 and 2000: dividend yield of 0%, risk free interest rate of 5.0% and an expected life of ten years. The options have a weighted average remaining contractual life of approximately seven years.

                      THE PB FINANCIAL SERVICES CORPORATION

(10)   BENEFIT PLANS, CONTINUED

       A summary of activity in these stock option plans is presented below:

                                                                 2001                              2000
                                                     --------------------------       ---------------------------
                                                                    Weighted                         Weighted
                                                      Option     Average Option       Option      Averaged Option
                                                      Shares    Price Per Share       Shares      Price Per Share
                                                     -------    ---------------       ------      ---------------
        Outstanding, beginning of year               213,198        $ 10.00           196,698         $ 10.00
        Granted during the year                       15,500        $ 10.58            20,000         $ 10.00
        Cancelled during the year                         --             --            (3,500)        $ 10.00
                                                     -------                          -------

        Outstanding, end of year                     228,698        $ 10.04           213,198         $ 10.00
                                                     =======                          =======

        Number of shares exercisable                 193,899        $ 10.00           135,166         $ 10.00
                                                     =======                          =======

(11)   REGULATORY MATTERS

       The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (all as defined). Management believes, as of December 31, 2001, that the Bank meets all capital adequacy requirements to which it is subject.

       As of December 31, 2001 the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

       The Company's and the Bank's actual capital amounts and ratios are presented below. Only the Bank's capital amounts and ratios are presented as of December 31, 2000, as the consolidated ratios were the same as the Bank's ratios.

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                        For Capital          Prompt Corrective
                                                                   Actual            Adequacy Purposes:      Action Provisions
                                                            --------------------     -----------------      -------------------
                                                            Amount         Ratio     Amount      Ratio      Amount        Ratio
                                                            ------         -----     ------      -----      ------        -----
                                                                                  (dollars in thousands)
  AS OF DECEMBER 31, 2001:
   Total Capital (to Risk-Weighted Assets)
      Consolidated                                         $ 10,943         9.8%      8,900       8.0%         N/A         N/A
      Bank                                                 $ 11,118        10.0%      8,897       8.0%      11,121        10.0%
   Tier 1 Capital (to Risk-Weighted Assets)
      Consolidated                                         $  9,961         9.0%      4,450       4.0%         N/A         N/A
      Bank                                                 $ 10,136         9.1%      4,449       4.0%       6,673         6.0%
   Tier 1 Capital (to Average Assets)
      Consolidated                                         $  9,961         9.0%      4,413       4.0%         N/A         N/A
      Bank                                                 $ 10,136         9.2%      4,411       4.0%       5,514         5.0%

                      THE PB FINANCIAL SERVICES CORPORATION

(11)   REGULATORY MATTERS, CONTINUED

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                        For Capital          Prompt Corrective
                                                                   Actual            Adequacy Purposes:      Action Provisions
                                                            --------------------     -----------------      -------------------
                                                            Amount         Ratio     Amount      Ratio      Amount        Ratio
                                                            ------         -----     ------      -----      ------        -----
                                                                                  (dollars in thousands)
AS OF DECEMBER 31, 2000
      Total Capital (to Risk-Weighted Assets)               $ 8,380        10.1%      6,667       8.0%       8,334        10.0%
      Tier 1 Capital (to Risk-Weighted Assets)              $ 7,638         9.2%      3,333       4.0%       5,000         6.0%
      Tier 1 Capital (to Average Assets)                    $ 7,638         9.7%      3,137       4.0%       3,921         5.0%

(12)   SHAREHOLDERS' EQUITY

       Dividends paid by the Bank are the primary source of funds available to the Company. Banking regulations limit the amount of dividends that may be paid without prior approval of the regulatory authorities. These restrictions for the Bank are based on the level of regulatory classified assets, prior year's earnings, and the ratio of equity capital to total assets. At December 31, 2001 and 2000, total stockholders' equity of the Bank was $10,257,423 and $7,673,573, respectively. The amount of dividends that the Bank could pay in 2002 without obtaining prior regulatory approval is approximately $250,000.

       During 2001, the Company sold 139,869 shares of common stock through a private placement at a price of $13.61 per share. The private placement resulted in the sale of a total of 166,201 shares of common stock (total proceeds of $2,261,996) and was completed on February 28, 2002. The proceeds of this offering were used to increase the Bank's regulatory capital ratios and for general corporate purposes.

(13)   OTHER OPERATING EXPENSE

       Other operating expense for the years ended December 31, 2001 and 2000 included the following items that exceeded one percent of total revenues:

                                                      2001           2000
                                                      ----           ----
             Data processing                       $ 135,147        96,386
             Directors fees                           92,200            --

(14)   FAIR VALUE OF FINANCIAL INSTRUMENTS

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

       Cash and Cash Equivalents

       For cash, due from banks, interest-bearing deposits with banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

       Investment Securities

       Fair values for investment securities are based on quoted market prices.

       Other Investments

       The carrying amount of other investments approximates fair value.

                      THE PB FINANCIAL SERVICES CORPORATION

(14)   FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

       Loans

       The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

       Cash Surrender Value of Life Insurance

       Cash values of life insurance policies are carried at the value for which such policies may be redeemed for cash.

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

       FHLB advances

       The fair value of FHLB advances is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.

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

                      THE PB FINANCIAL SERVICES CORPORATION

(14)   FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

       The carrying amount and estimated fair values of the Company's financial instruments at December 31, 2001 and 2000 are as follows:

                                                                             2001                                2000
                                                              -------------------------------        ----------------------------
                                                               Carrying            Estimated          Carrying          Estimated
                                                                 Amount            Fair Value          Amount          Fair Value
                                                              ------------        -----------        ----------        ----------
        Assets:
            Cash and cash equivalents                         $ 11,628,756         11,628,756         3,088,660         3,088,660
            Investment securities available for sale          $ 12,174,910         12,174,910        12,397,724        12,397,724
            Other investments                                 $    185,000            185,000           120,100           120,100
            Loans                                             $ 96,658,337         96,373,428        72,903,262        72,327,142
            Cash surrender value of life insurance            $  1,307,576          1,307,576                --                --

        Liabilities:
            Deposits                                          $109,332,412        110,286,508        82,825,772        83,000,257
            Securities sold under repurchase agreement        $  3,366,143          3,366,143         2,281,365         2,281,365
            Federal Home Loan Bank Advances                   $  3,700,000          3,695,572                --                --
            Note payable                                      $    280,000            280,000            81,715            81,715

        Unrecognized financial instruments:
            Commitments to extend credit                      $ 40,704,000         40,704,000        26,970,000        26,970,000
            Standby letters of credit                         $  5,639,000          5,639,000         2,412,000         2,412,000



(15) THE PB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION


                                 BALANCE SHEETS

                           DECEMBER 31, 2001 AND 2000

                                                                         2001              2000
                                                                     -----------        ---------
                                     Assets
        Cash                                                         $    64,708               --
        Investment in bank subsidiary                                 10,257,423        7,673,573
        Other assets                                                      39,746           25,000
                                                                     -----------        ---------

                                                                     $10,361,877        7,698,573
                                                                     ===========        =========

                         Liabilities and Shareholders' Equity
        Note payable                                                 $   280,000           81,715
        Shareholders' equity                                          10,081,877        7,616,858
                                                                     -----------        ---------

                                                                     $10,361,877        7,698,573
                                                                     ===========        =========

                      THE PB FINANCIAL SERVICES CORPORATION

(15) THE PB FINANCIAL SERVICES CORPORATION (PARENT COMPANY ONLY) FINANCIAL INFORMATION, CONTINUED


                             STATEMENTS OF EARNINGS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                       2001                 2000
                                                                   ------------        -----------
Interest expense                                                   $    (20,057)            (6,916)
Other operating expenses                                                (18,764)            (2,000)
                                                                   ------------        -----------

Loss before income tax benefit and equity in
     undistributed earnings of Bank                                     (38,821)            (8,916)

Income tax benefit                                                       14,753             25,000
                                                                   ------------        -----------

Earnings (loss) before equity in undistributed
     earnings of Bank                                                   (24,068)            16,084

Equity in undistributed earnings of Bank                                500,327            934,104
                                                                   ------------        -----------

Net earnings                                                       $    476,259            950,188
                                                                   ============        ===========

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                        2001                2000
                                                                   ------------         -----------
Cash flows from operating activities:
  Net earnings                                                     $    476,259             950,188
  Adjustments to reconcile net earnings to net cash used by
     operating activities:
        Equity in undistributed earnings of Bank                       (500,327)           (934,104)
        Deferred income taxes                                            11,183             (25,000)
        Change in other assets                                          (25,929)                 --
                                                                   ------------         -----------

            Net cash used by operating activities                       (38,814)             (8,916)
                                                                   ------------         -----------

Cash flows used in investing activities, consisting of a
          capital infusion in subsidiary                             (1,998,380)                 --
                                                                   ------------         -----------

Cash flows from financing activities:
        Proceeds from note payable                                      198,285               8,916
         Issuance of common stock                                     1,903,617                  --
                                                                   ------------         -----------

            Net cash provided by financing activities                 2,101,902               8,916
                                                                   ------------         -----------

            Net change in cash                                           64,708                  --

Cash at beginning of year                                                    --                  --
                                                                   ------------         -----------

Cash at end of year                                                $     64,708                  --
                                                                   ============         ===========